Exhibit 10.5

CHANGE IN CONTROL AGREEMENT

THIS CHANGE IN CONTROL AGREEMENT (this “Agreement”), dated as of this 18th day of August, 2026, is entered into by and among BRADLEY A. RUPPERT (“Executive”) and LCNB NATIONAL BANK (the “Company”) and LCNB CORP. (the “Parent”), and is effective as of August 18, 2026 (the “Effective Date”).

RECITALS:

WHEREAS, the Company is a wholly-owned subsidiary of the Parent; and

WHEREAS, the Company desires to assure continuity of management and fair treatment of its executives in the event of a possible Change in Control (as defined below) transaction; and

WHEREAS, the Company recognizes that its executives may be involved in evaluating or negotiating any offers, proposals or other transactions which could result in a Change in Control of the Company and believes that it is in the best interest of the Company and its stockholders for such executives to be in a position to be able to assess objectively and pursue aggressively the interests of the Company’s stockholders in making these evaluations and carrying on such negotiations; and

WHEREAS, the Board of Directors of the Parent (the “Board”) believes it is essential to provide Executive with compensation arrangements that provide Executive with financial security and that are competitive with those of other corporations, and in order to accomplish these objectives, the Board has authorized the Company and the Parent to enter into this Agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.    Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth below:

(a)“    Base Compensation” means Executive’s compensation as reported on box 1 of Executive’s Form W-2 for the calendar year immediately preceding the calendar year in which Executive becomes entitled to the Change in Control Payment.

(b)“    Cause” means the occurrence, as determined by the Board in its reasonable judgment, any of the following: (i) the failure (other than a failure resulting from an Executive’s incapacity due to physical illness) by Executive to perform such duties as are reasonably imposed on him or her by the Board or responsible officer(s) of the Company; (ii) the Executive’s violation of this Agreement or any applicable employment or consulting agreement; (iii) the willful and continued engagement by Executive in conduct which Executive knows or reasonably should know is contrary to the best interests of the Company; (iv) Executive’s conviction of a felony which involves moral turpitude or which materially impairs Executive’s ability to perform his or her duties with the Company; or (v) Executive’s engaging in conduct which violates any applicable law, governmental regulation or governmental executive order, which could reasonably be expected to subject the Company to a material penalty or substantial damages (for example, but without limitation thereto, sexual harassment or illegal discrimination).

(c)“    Change in Control” means the occurrence of the earliest to occur of any one of the following events: (i) one Person (or more than one Person acting as a group) acquires ownership of the Shares of the Company or the Parent that, together with the Shares held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Shares of the Company or the Parent, as the case may be; provided, that, a Change in Control shall not occur if any Person (or more than one Person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s or Parent’s Shares and acquires additional Shares; (ii) one Person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s or Parent’s Shares possessing 50% or more of the total voting power of the stock of the Company or the Parent, as the case may be; (iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or (iv) one person (or more than one person acting as a group), acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) assets from the Company or the Parent that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company or the Parent, as the case may be, immediately before such acquisition(s). For purposes of this definition, a “Person” shall mean any individual, firm, company, partnership, other entity or group, shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as in effect on the Effective Date. Notwithstanding the foregoing, a Change of Control shall not occur as a result from any (a) acquisition by the Parent, Company or any Subsidiary, (b) acquisition by any employee benefit plan sponsored or maintained by the Parent, the Company or any Subsidiary, (c) transfer to a fiduciary for the benefits of the transferring owner or his spouse or lineal descendants, or (d) transfer by will or by operation of the laws of descent and distribution.

(d)“    Change in Control Payment” means an amount equal to one hundred fifty percent (150%) of Base Compensation.

(e)“    Change in Control Payment Trigger Event” means either: (i) the date on which the Change in Control occurs if Executive incurs a Change in Control Termination prior to the Change in Control; or (ii) the date on which the Change in Control Termination occurs if Executive incurs a Change in Control Termination subsequent to the Change in Control.

(f)“    Change in Control Termination” means either: (i) an Involuntary Separation from Service without Cause or (ii) a Voluntary Separation from Service for Good Reason, in either case, that occurs no earlier than three months prior to a Change in Control or no later than one year following a Change in Control.

(g)“    Code” means the Internal Revenue Code of 1986, as amended.

(h)“    Involuntary Separation from Service” means a Separation from Service due to the independent exercise of the unilateral authority of the Company to terminate Executive’s services, other than due to Executive’s implicit or explicit request, where Executive was willing and able to continue performing services. An Involuntary Separation from Service may include the Company’s failure to renew a contract at the time such contract expires, provided that Executive was willing and able to execute a new contract providing terms and conditions substantially similar to those in the expiring contract and to continue providing such services. The determination of whether a Separation from Service is involuntary is based on all the facts and circumstances. Any characterization of the Separation from Service as voluntary or involuntary by Executive and the Company in the documentation of the Separation from Service is presumed to properly characterize the nature of the Separation from Service. The determination of whether an Involuntary Separation from Service occurred shall be made in accordance with Section 1.409A-1(n)(1) of the Treasury Regulations.

(i)“    Separation from Service” means a separation from service by Executive from the Company where Executive dies, retires, or otherwise has a Termination of Employment with the Company. However, for purposes of this definition, the employment relationship is treated as continuing intact while Executive is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as Executive retains a right to reemployment with the Company under an applicable statute or by contract. For purposes of this definition, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that Executive will return to perform services for the Company. If the period of leave exceeds six months and Executive does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.

(j)“    Shares” means shares of common stock of the Company or the Parent, as the case may be.

(k)“    Subsidiary” means a company or other entity designated by the Board, at any time, in which the Parent or the Company has a significant ownership interest.

(l)“    Termination of Employment” means a termination of employment with the Company by Executive where the facts and circumstances indicate that the Company and Executive reasonably anticipate that no further services will be performed after a certain date or that the level of bona fide services Executive will perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36 months period (or the full period of services to the Company if Executive has been providing services to the Company less than 36 months). Facts and circumstances to be considered in making this determination include, but are not limited to, whether Executive continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated employees have been treated consistently, and whether Executive is permitted, and realistically available, to perform services for other companies in the same line of business. Executive will be presumed to have incurred a Termination of Employment where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by Executive during the immediately preceding 36-month period. Executive will be presumed not to have incurred a Termination of Employment where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of service performed by Executive during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Company and Executive reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Company if Executive has been providing services to the Company for a period of less than 36 months (or that the level of bona fide services would not be so reduced). For purposes of this definition, for periods during which Executive is on a paid bona fide leave of absence and has not otherwise incurred a Separation from Service, Executive is treated as providing bona fide services at a level equal to the level of services that Executive would have been required to perform to receive the compensation paid with respect to such leave of absence.

(m)“    Treasury Regulations” means the tax regulations issued by the United States Internal Revenue Service, a bureau of the United States Department of the Treasury, located in Title 26 of the Code of Federal Regulations.

(n)“    Voluntary Separation from Service for Good Reason” means a Separation from Service that occurs no more than six months following the initial existence of any one of the following conditions: (i) a material reduction in Executive’s base compensation; (ii) any material breach by the Company of any material provision of this Agreement or any material provision of any other material written agreement between Executive and the Company; (iii) a material diminution in Executive’s title, authority, duties, or responsibilities; or (iv) a material change in the geographic location at which Executive must perform his services. The determination of whether a Voluntary Separation from Service for Good Reason occurred shall be made in accordance with Section 1.409A-1(n)(2) of the Treasury Regulations.

2.    Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall terminate upon the earliest of: (i) the second anniversary of the Effective Date, subject to extension by the parties upon mutually agreeable terms, provided such extension terms are agreed to in writing by the parties on or before the expiration date of the Term; (ii) immediately following the payment of a Change in Control Payment; (iii) the termination of Executive’s engagement with the Company for any reason other than a Change in Control Termination; or (iv) upon mutual written agreement of Executive and the Company.

3.    Change in Control Payment. In the event that Executive incurs a Change in Control Termination, the Company shall pay, or cause to be paid, to Executive the Change in Control Payment in a single lump sum payment within thirty (30) days following the Change in Control Payment Trigger Event. The Company shall have the right to withhold from any amount payable hereunder any federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

4.    Group Health Plan Continuation Coverage. In the event that Executive incurs a Change in Control Termination, and provided Executive timely elects continuation of any group health plan coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), Company shall pay a portion of the cost of Executive’s COBRA coverage (including coverage for eligible dependents, if applicable), through the “COBRA Premium Period.” The portion paid by the Company shall be equal to the amount that exceeds the cost that active employees are required to pay for similar coverage. For this purpose, the “COBRA Premium Period” starts with the date coverage is lost due to the Change in Control Termination and ends on the earliest of: (i) eighteen (18) months of COBRA coverage; (ii) the date Executive becomes eligible for group health insurance coverage through a new employer; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination. The Company shall make these payments on Executive’s behalf directly to the health insurance coverage provider on a timely monthly basis. In the event Executive becomes covered under another employer’s group health plan or otherwise ceases to be eligible for COBRA during the COBRA Premium Period, Executive must immediately notify the Company of such event. Coverage under any other Company-provided benefit plan shall end in accordance with the terms and provisions of the particular benefit plan, subject to any continuation coverage rights Executive may have under such benefit plan. Executive shall be solely responsible for electing any continuation coverage and for the payment of any premiums for such coverage.

5.    Non-Solicitation of Employees. Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for a period of time commencing on Executive’s Change in Control Termination and ending twelve (12) months following Executive’s Change in Control Payment Trigger Event (or if this period is unenforceable by law, then for such maximum period as shall be enforceable). Executive further agrees and covenants that, in the event of a breach by Executive of this Section 5 of the Agreement, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Executive and persons acting for or in connection with Executive.

6.    Non-Solicitation of Clients. Executive understands and acknowledges that because of Executive’s experience with and relationship to the Company, he has access to much or all of the Company’s client information. Client information includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, service and banking history, service and banking preferences, and other information identifying facts and circumstances specific to the client and relevant to the Company’s business. Executive understands and acknowledges that loss of this client relationship and/or goodwill will cause significant and irreparable harm. Executive agrees and covenants, for a period of time commencing on Executive’s Change in Control Termination and ending twelve (12) months following Executive’s Change in Control Payment Trigger Event (or if this period is unenforceable by law, then for such maximum period as shall be enforceable), not to directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company's current, former, or prospective clients for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company. Executive further agrees and covenants that, in the event of a breach by Executive of this Section 6 of the Agreement, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Executive and persons acting for or in connection with Executive.

7.    Non-Competition. Executive agrees and covenants, for a period of time commencing on Executive’s Change in Control Termination and ending six (6) months following Executive’s Change in Control Payment Trigger Event (or if this period is unenforceable by law, then for such maximum period as shall be enforceable), he or she will not directly or indirectly, either as principal, agent, employee, employer, co-partner, or in any other individual or representative capacity whatsoever engage in the banking and/or the financial services business which includes, but is not limited to, commercial banking, consumer banking, retail banking, bank management, mortgage brokerage, bank marketing, bank product marketing, or the savings and loan business or mortgage business, or any other businesses in which the Company is involved. This non-compete shall apply to the geographical area: each county where any branch in located and all adjacent counties, provided that Executive shall be entitled, for investment purposes, to purchase and trade shares of a public company which are listed and posted for trading on a recognized stock exchange; provided further that Executive shall not directly or indirectly own more than five percent (5%) of the issued share capital of the public company, or participate in its management or operation, or in any advisory capacity within the time limits set out herein. Executive further agrees and covenants that, in the event of a breach by Executive of this Section 7 of the Agreement, or the threat thereof, the Company shall be entitled, in addition to any other legal remedies and damages available, to specific performance thereof and to temporary and permanent injunctive relief (without the necessity of posting a bond) to restrain the violation or threatened violation of such obligations by Executive and persons acting for or in connection with Executive.

8.    Payment Clawback. Notwithstanding any other provision of this Agreement, in the event the Company determines that Executive is eligible for benefits pursuant to Sections 3 and 4 of this Agreement, but, after such determination, the Company subsequently acquires evidence or determines that Executive has failed to abide by the terms of Sections 5, 6 or 7 of this Agreement, the Company shall have the right to cease the payment of any future benefit payments, and Executive shall promptly return all benefit payments received by Executive prior to the date the Company determined that the conditions of this Section 8 have been satisfied.

9.    No Right to Continued Service. This Agreement shall not confer upon Executive any right to be retained in any position, as a director, officer, employee, or consultant of the Company. Further, nothing in this Agreement shall be construed to limit the discretion of the Company to terminate Executive’s engagement by the Company.

10.    No Impact on Other Benefits. Except as specifically provided in a retirement or other benefit plan of the Company or a Company subsidiary, the Change in Control Payment is not part of Executive’s normal or expected compensation for purposes of computing benefits or contributions under any retirement or other employee benefit plan.

11.    Notices. Any notice or other communication under this Agreement shall be in writing and shall be deemed to have been given if delivered personally or by registered or certified mail, postage prepaid, addressed to Executive at the last known address of the recipient. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.

12.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.    Severability. Should any provision of this Agreement by held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of the Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

14.    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.

15.    Amendment and Modification. This Agreement may only be amended, modified, or supplemented by the parties by an agreement in writing signed by each party hereto.

16.    Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

17.    Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction).

18.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

19.    Entire Agreement. This Agreement and the documents to be delivered hereunder constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

20.    Section 409A.

(a)         This Agreement is intended to comply with Section 409A of the Code (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

(b)         Notwithstanding any other provision of this Agreement, if any payment or benefit provided to Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of Executive’s Separation from Service or, if earlier, on Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

21.    Section 280G Cutback Provisions. Notwithstanding any other provision of this Agreement (or any other plan, arrangement or agreement to the contrary), if any of the payments or benefits provided or to be provided by the Company to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code, and would, but for this Section 21 of the Agreement, be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax. Any such reduction shall be made in accordance with Section 409A of the Code and the following:

(a)         the Covered Payments which do not constitute nonqualified deferred compensation subject to Section 409A of the Code shall be reduced first; and

(b)         all other Covered Payments shall then be reduced as follows: (i) cash payments shall be reduced before non-cash payments; and (ii) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date.

If, notwithstanding the initial application of this Section 21 of the Agreement, the Internal Revenue Service determines that any Covered Payment constitutes an “excess parachute payment” as defined by Section 280G(b) of the Code, this Section 21 shall be reapplied based on the Internal Revenue Service’s determination, and Executive shall be required to promptly repay the portion of the Covered Payments required to avoid imposition of the Excise Tax (together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of Executive’s receipt of the excess payments until the date of repayment)). Any determination required under this Section 21 shall be made in writing in good faith by an independent accounting firm selected by the Company that is reasonably acceptable to Executive (the “Accountant”), which shall provide detailed supporting calculations to the Company and Executive. The Company and Executive shall provide the Accountant with such information and documents as the Accountant may reasonably request in order to make a determination under this Section 21. For purposes of making the calculations and determinations required by this Section 21, the Accountant may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountant’s determinations shall be final and binding on the Company and Executive. The Company shall be responsible for all fees and expenses incurred by the Accountant in connection with the calculations required by this Section 21.

22.    Certain Required Provisions. Notwithstanding anything herein to the contrary, the following provisions shall apply:

(a)    Temporary Suspension or Prohibition. If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Company’s or Parent’s affairs by a notice served under Section 8(e)(3) (12 U.S.C. §1818(e)(3)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, the Company’s and Parent’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company or Parent may in its discretion (i) pay Executive all or part of the compensation withheld while its Agreement obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(b)    Removal and Permanent Prohibition. If Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s or Parent’s affairs by an order issued under Section 8(e)(4) (12 U.S.C. §1818(e)(4)) or 8(g)(1) (12 U.S.C. §1818(g)(1)) of the Federal Deposit Insurance Act, all prospective obligations of the Company or Parent under this Agreement shall terminate as of the effective date of the order, but vested rights and accrued obligations of the contracting parties shall not be affected.

(c)    Company Default Under FDI Act. If the Company is in default as defined in Section 3(x)(1) (12 U.S.C. §1813(x)(1)) of the Federal Deposit Insurance Act, all obligations under this Agreement shall terminate as of the date of default, but vested rights and accrued obligations of the contracting parties shall not be affected.

(d)    Assisted Transaction or Other Supervisory Transaction. All prospective obligations under this Agreement shall be terminated, except to the extent that continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Federal Deposit Insurance Corporation (the “FDIC”) if it enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) (12 U.S.C. §1823(c)) of the Federal Deposit Insurance Act; or (ii) by the Comptroller of the Currency or his or her designee at the time the Comptroller or his or her designee approves a supervisory merger to resolve problems related to operation of the Company or when the Company is determined by the Comptroller to be in an unsafe or unsound condition. The vested rights and accrued obligations shall not be affected.

(e)    Required Limitation on Amount of Payments. Any payments to the Executive by the Company or Parent, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. § 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of this 18th day of August, 2026 to be effective as of the Effective Date.

EXECUTIVE:

/s/ Bradley A. Ruppert

Bradley A. Ruppert

COMPANY: LCNB NATIONAL BANK

By: /s/ Spencer S. Cropper______________

Name: Spencer S. Cropper

Title: Chairman of LCNB Bank Board

PARENT: LCNB CORP.

By: /s/ Spencer S. Cropper______________

Name: Spencer S. Cropper

Title: Chairman of LCNB Corp Board